Company Contact:
Randy Keys, President & CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Provides Operations Update

Houston, TX, March 30, 2015 – Evolution Petroleum Corporation (NYSE MKT: EPM) today provided an update on operations and litigation.

Operations

As previously projected, the operator of the Delhi Field has decreased CO2 purchases to a February rate of approximately 101 million cubic feet per day (MMCFD) from the temporary surge to approximately 125 MMCFD in the latter months of calendar 2014. The surge in CO2 purchases was intended to partially restore reservoir pressure to optimize oil recovery. Since the purchase of CO2 is the largest operating cost for the field, the reduction in the recurring level of purchases should significantly reduce operating expense going forward until the natural gas liquids plant is brought on line and the enhanced oil recovery project is expanded further into the eastern half of the field.

Litigation

In the litigation styled James H. Jones (“Jones”) et al versus Evolution Petroleum et al, the plaintiffs have agreed to voluntarily dismiss all claims with prejudice and relinquish all claims to the royalty interest that Jones sold to us in early 2006. No compensation or other consideration was paid or provided to the plaintiffs by any of the defendants other than an agreement to not sue for malicious prosecution or defamation, or seek sanctions.
Discovery continues in our lawsuit against the operator of the Delhi Field, Denbury Onshore LLC, which we recently amended to expand our damage claims. The trial date been tentatively moved to October of this year.
Robert Herlin, Chief Executive Officer, said, “We are pleased to be moving forward without the distraction and legal costs of defending against the Jones lawsuit, and we are particularly gratified and vindicated by the outcome. The Delhi Field continues to improve from the reduced production level that resulted from the 2013 environmental event, but is still well below the peak production level reached by the project prior to the event. We look forward to the projected substantial increases in production after the 2016 completion of the natural gas liquids plant and expansion of the CO2 flood thereafter. Thanks to our conservative financial management and strong balance sheet, we believe that we will be able to meet our currently projected capital expenditure obligations without having to raise additional funds.”

About Evolution Petroleum
Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.
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